Exhibit 99.1 Dayton, OH July 31, 2007

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

TUESDAY, JULY 31, 2007

MTC TECHNOLOGIES, INC. ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER 2007

DAYTON, OH, July 31 – MTC Technologies, Inc. (Nasdaq: MTCT), an industry-recognized provider of Aircraft Modernization and Sustainment, Professional Services, C4ISR, and Logistics solutions to the Department of Defense and national security agencies, today reported results for the quarter ended June 30, 2007.

Raj Soin, Founder, Chairman of the Board and Chief Executive Officer, noted, “During the quarter, we made significant strides in adjusting our cost structure while maintaining our focus on revenue growth. These actions, coupled with our recent contract wins, will continue moving our Company towards targeted profitability levels.”

Second Quarter Results:

Revenues of $107.0 million for the quarter ended June 30, 2007 reflected a $4.3 million decrease over the $111.3 million recorded in the same period of 2006. The lower second quarter 2007 revenue was primarily the result of the following factors: lost work due to prime contracts that were held in 2006 by MTC and wholly-owned subsidiary Aerospace Integration Corporation that were recompeted as small business set aside contracts and lower revenue under our Flexible Acquisition and Sustainment Tool (FAST) contract reflecting variations in customer delivery patterns.

Gross profit of $16.9 million for the quarter ended June 30, 2007 decreased $1.7 million over the $18.6 million recorded in the same period of 2006. Gross profit as a percentage of revenue decreased to 15.8% from 16.7% in the same period of 2006, reflecting decreased margins at AIC as well as variations in business mix.

Operating income for the quarter ended June 30, 2007 decreased 46.8% to $5.4 million, compared to $10.2 million recorded in the quarter ended June 30, 2006. This change reflects the decreased gross margin combined with a $1.5 million restructuring charge and a $1.7 million increase in general and administrative expenses. As previously announced, the restructuring charge of $1.5 million relates primarily to staff reductions associated with the Company’s decision to consolidate its organizational structure to improve customer focus and operational effectiveness. The restructuring is also an effort to reduce fixed costs to a level that is commensurate with current revenue levels, with an expected annual expense savings of approximately $6 million. The increase in general and administrative expenses for the quarter ended June 30, 2007 was primarily due to increased labor costs as well as marketing and business development expenses associated with the anticipated completion of the construction of the Aircraft Completion Center in Albertville, Alabama.

Net income for the quarter ended June 30, 2007 was $2.5 million, a 52.8% decrease over second quarter 2006 net income of $5.3 million. This decrease primarily reflects the decreased operating income, which included the restructuring charge. Fully diluted earnings per share for the second quarter of 2007 were $0.16 compared to fully diluted earnings per share of $0.33 for the second quarter of 2006. Fully diluted earnings per share for the three months ended June 30, 2007 included the $1.5 million restructuring charge, which reduced earnings per share by approximately $0.06 per share.

EBITDA of $8.1 million was 7.6% of revenue for the quarter ended June 30, 2007, which was a 35.4% decrease from the $12.6 million, or 11.3% of revenue, reported in the same period of 2006. Excluding the $1.5 million restructuring charge, adjusted EBITDA for the quarter ended June 30, 2007 was $9.6 million or 9.0% of revenue.

Mark Brown, President and Chief Operating Officer of MTC noted, “MTC continues to take positive steps to consolidate organizational structure and improve overall efficiency across the Company. While we expect cost savings of approximately $6 million from the restructuring, we plan to deploy some of these savings to generate future revenue.”

Year-to-date June 30, 2007 Highlights:

Revenues for the six months ended June 30, 2007 increased 3.7% to $207.1 million, an increase of $7.4 million over revenue of $199.7 million from the same period in 2006. Gross profit for the six months ended June 30, 2007 decreased 2.0% to $32.3 million, a decrease of $0.7 million over the same period in 2006. Gross profit as a percentage of revenue decreased to 15.6% from 16.5% in the same period of 2006. Operating income of $12.3 million for the six months ended June 30, 2007 decreased 35.5% from the operating income of $19.0 million recorded during the same period in 2006. The lower operating income reflected the reduction in gross profit, a $1.5 million restructuring charge recorded in the second quarter of 2007, and an increase in general and administrative expenses largely due to the acquisition of AIC in the second quarter of 2006.

Net income for the six months ended June 30, 2007 was $5.8 million, a $4.4 million decrease over net income of $10.2 million for the same period in 2006. Fully diluted earnings per share for the six months ended June 30, 2007 and 2006 were $0.38 and $0.65, respectively. Fully diluted earnings per share for the six months ended June 30, 2007 included a $1.5 million restructuring charge, which reduced earnings per share by approximately $0.06 per share.

EBITDA of $17.6 million was 8.5% of revenue for the six months June 30, 2007, which was a 24.6% decrease from the $23.3 million, or 11.7% of revenue, reported in the same period of 2006. Excluding the $1.5 million restructuring charge, adjusted EBITDA for the six months ended June 30, 2007 was $19.0 million or 9.2% of revenue.

Company Guidance:

The Company provided guidance for the third quarter of 2007.

	Share amounts in thousands

	Revenue	Net Income	Earnings per Share	Est. Avg. Share
Third Quarter 2007	At least $105 million	At least $3.7 million	At least $0.24 – Basic	15,150
			At least $0.24 – Diluted	15,185

Second Quarter Earnings Conference Call:

The Company will conduct a conference call today at 10:00 a.m. EDT to discuss its second quarter 2007 results. To obtain the dial-in number, please call our Director of Investor Relations at 937-252-9199. To access the webcast of today’s call, please go to www.mtctechnologies.com. Internet participants should go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available through the site for 15 days.

MTC, delivers Warfighter solutions involving systems engineering, information technology, intelligence, and program management services primarily to the Department of Defense. Cited by Forbes as #16 of the “25

Fastest Growing Technology Companies — 2006”, by Washington Technology as 55th in revenue growth among the “Top 100” of IT Federal Prime Contractors, and ranked #14 by Aviation Week & Space Technology among the “Top Performing Small Companies,” MTC, employs approximately 3,000 people in more than 40 locations. The company was founded in 1984 and is headquartered in Dayton, Ohio.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not present or historical fact, such as statements regarding MTC’s plans and financial performance, including the results from MTC’s acquisition of Aerospace Integration Corporation are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST program, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to successfully reduce costs; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; integration of acquisitions, including Aerospace Integration Corporation; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTC. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

Selected detailed financial information follows. For further information on MTC, visit the website at www.mtctechnologies.com.

Selected Balance Sheet Data:

(in thousands):

	June 30, 2007	December 31, 2006
Current assets	$126,020	$121,953
Current liabilities	70,379	69,056
Working capital	55,641	52,897
Cash	1,474	3,342
Accounts receivable	82,941	90,630
Long-term bank debt	80,295	80,300
Stockholders’ equity	183,291	178,883
Total assets	339,889	334,309

Days Sales Outstanding (DSO’s) in accounts receivable at June 30, 2007 and June 30, 2006 were 78 and 82 days, respectively.

Reconciliation Between Net Income, EBITDA and Adjusted EBITDA (in thousands):

	Three months ended June 30, 2007	Three months ended June 30, 2006	Six months ended June 30, 2007	Six months ended June 30, 2006
Net income	$2,495	$5,282	$5,775	$10,205
Income tax expense	1,445	3,472	3,559	6,635
Net interest expense	1,469	1,418	2,955	2,200
Depreciation and amortization	2,720	2,419	5,271	4,262

EBITDA	$8,129	$12,591	$17,560	$23,302

Restructuring charge	1,452	—	1,452	—

Adjusted EBITDA before restructuring charge	$9,581	$12,591	$19,012	$23,302

EBITDA is a non-GAAP measure, which we define as earnings (net income) before interest expense, income tax expense and depreciation and amortization. EBITDA, as we define it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States, or GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income, cash flows provided by operating, investing and financing activities or other income or cash flow statement data prepared in accordance with GAAP.

We believe EBITDA is useful to an equity investor or analyst in evaluating our operating performance because:

•

it is widely used by investors and analysts in our industry to measure a company’s operating performance without regard to items such as interest expense, depreciation and amortization, which can vary substantially from company to company depending upon acquisition history, capital intensity, financing options and the method by which its assets were acquired; and

•

it helps investors more meaningfully evaluate and compare the results of our operations from period to period to those of other companies by removing the impact of our financing options and asset base from our operating results.

Our management uses EBITDA:

•

as a measure of operating performance because it assists us in comparing our performance on a consistent basis as it removes the impact of our financing options and asset base from our operating results;

•	as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations;

•	to assess compliance with financial ratios and covenants included in our credit facility;

•	in communications with lenders concerning our financial performance; and

•	to evaluate the viability of potential acquisitions and overall rates of return.

During the second quarter of 2007 we also provided adjusted EBITDA which we define as EBITDA before restructuring charges. Management believes excluding the restructuring charge from EBITDA is a more comparable indicator of the Company’s performance from period to period and relative to its peers because the restructuring is a non-recurring charge to the income statement.

MTC Technologies, Inc.

Condensed Consolidated Statements of Income

(Dollars in Thousands Except Per Share Data)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenue	$106,966	$111,246	$207,060	$199,651
Gross profit	16,930	18,549	32,290	32,949
General and administrative expenses	8,533	6,876	15,477	11,070
Restructuring charge	1,452	—	1,452	—
Intangible asset amortization	1,536	1,501	3,072	2,839
Operating income	5,409	10,172	12,289	19,040
Net interest expense	1,469	1,418	2,955	2,200
Income before income tax expense	3,940	8,754	9,334	16,840
Income tax expense	1,445	3,472	3,559	6,635
Net income	$2,495	$5,282	$5,775	$10,205

Basic and diluted earnings per share:	$0.16	$0.33	$0.38	$0.65

Weighted average common shares outstanding:
Basic	15,175,825	15,769,348	15,145,406	15,769,030
Diluted	15,208,320	15,802,661	15,178,044	15,805,403

FOR FURTHER INFORMATION, CONTACT:

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com.